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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
The Titan Corporation

        We consent to the use of our report dated February 25, 2003, with respect to the consolidated balance sheets of The Titan Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to a change in the Company's method of accounting for goodwill in 2002, as discussed in Note 2 to the consolidated financial statements, and a reference to the reports of other auditors.

/s/ KPMG LLP

San Diego, California
May 9, 2003.

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Independent Auditors' Consent